Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

NetScout Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock	Other(2)	7,000,000(3)	$32.69(2)	$228,830,000.00	0.0000927	$21,212.54

Equity	Common Stock	Other(4)	2,000,000(5)	$27.79(4)	$55,573,000.00	0.0000927	$5,151.62

Total Offering Amounts				—	$284,403,000.00	—	$26,364.16

Total Fee Offsets				—	—	—	—

Net Fee Due				—	—	—	$26,364.16

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of NetScout Systems, Inc. (the “Registrant”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(2)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $32.69 per share, which is the average of the high and low prices of Common Stock, as reported on the Nasdaq Global Select Market on August 23, 2022.

(3)	Represents shares of Common Stock reserved for issuance under the Registrant’s 2019 Equity Incentive Plan, as amended.
(4)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of Common Stock, as reported on the Nasdaq Global Select Market on August 23, 2022, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the Registrant’s Amended and Restated 2011 Employee Stock Purchase Plan, as amended (“2011 ESPP”).

(5)	Represents shares of Common Stock reserved for issuance under the 2011 ESPP.